Exhibit 10.7

Executive Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of December 20, 2016 (the “Effective Date”) by and between Mr. Brian J. Groch, an individual residing at 3900 Simon Ridge Court, Cedar Park, TX 78613(the "Executive") and The Female Health Company, a Wisconsin corporation d/b/a Veru Healthcare with its corporate headquarters at 4400 Biscayne Blvd., Suite 888, Miami FL 33137 (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.Employment At-Will; Company’s Board of Directors’ Compensation Committee Approval; Start Date.  The Executive's employment hereunder shall be for no definite or determinable period of time and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason subject to the provisions of Section 5 below.    Company’s Board of Directors’ Compensation Committee has approved the employment of Executive.  The start date for the Executive will be January 1, 2017.

2.Position and Duties.

(a)Position.  During the Executive’s employment with the Company, the Executive shall serve as the Chief Commercial Officer  reporting to the CEO and President.  In such position, the Executive shall have such duties, authority and responsibility as are customary for an executive in Executive’s position and such others as shall be determined from time to time by the CEO and President.

(b)Duties.  During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO and President.  Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior consent of the CEO and President and which consent can be withheld by the CEO and President in his discretion, act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization  as long as such activities are disclosed in writing to the Company's CEO and President, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

3.Place of Performance.  The principal place of Executive's employment shall be: (i) Executive’s home office in Executive’s current metropolitan area of Austin, TX; or (ii) potentially in the future should the Company’s CEO and President request, and should the Executive mutually agree, the Company’s headquarters at 4400 Biscayne Blvd., Suite # 888, Miami FL 33137, any of (i) or (ii) preceding could be considered as Executive’s principal place of employment for purposes of this Agreement.  Executive will be required to travel on Company business during the Executive’s employment with the Company, and the Company will reimburse any and all travel expenses as set forth in Section 4.6.

4.Compensation.

4.1Base Salary.  The Company shall pay the Executive an annual rate of base salary of three hundred thousand dollars ($300,000) in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly.  The Executive's base salary shall be reviewed at least annually by the Company’s CEO and President, Executive shall be eligible to receive a salary increase (but not decrease) annually in an amount to be determined by the CEO and Compensation Committee of the Board of Directors. Once increased, the new salary shall become the Base Salary for the purposes of this agreement. The company shall not be required to increase the base salary during the Executive’s employment with the Company. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".  Any material reduction in the Base Salary of the Executive, without his written consent, may be deemed Good Reason as defined and set forth in Section 5.2 of this agreement.

4.2Annual Cash Incentive Bonus.

(a)For each fiscal year during the Executive’s employment pursuant to this Agreement, the Executive shall be eligible to receive an annual cash incentive bonus equal to fifty percent (50%) of his Base Salary based on meeting certain Company and personal goals to be mutually agreed upon by the Executive and the CEO and President (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the discretion of the Company’s CEO and President.

(b)The Annual Bonus, if any, will be paid no later than the end of the first quarter of the fiscal year after the fiscal year in which an Annual Bonus, if any, is awarded; provided, however, that in order to be entitled to an Annual Bonus the Executive must be employed by the Company on the date of payment thereof, except as expressly otherwise provided herein, such as section 5.2(a)(ii) in the event of termination by the Company without cause or by the Executive for good reason.

4.3Equity Awards.    Executive will be eligible to participate in a Veru Healthcare Stock Incentive Plan when such plan is approved by both the Board of Directors and the stockholders of the Company.  Company anticipates, but cannot guarantee, that the Plan will be approved in fiscal year 2017.  Executive’s initial grant of non-qualified stock options will be determined by the CEO and President with approval from the Compensation Committee.

4.4Employee Benefits.  During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans") on a basis that is at least as favorable as those provided to other similarly situated executives of the Company and to the extent consistent with applicable law, the terms of the applicable Employee Benefit Plans, and the Company’s policy for sharing the cost of such benefits as in effect from time to time. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.  Executive will be immediately eligible to participate in the US health, dental, vision, disability and life insurance programs of which the premiums are fully paid by the Company.  The Company also offers a matching contribution for up to 3% of Executive’s Base Salary with a simple IRA program based on Executive’s participation elections.

4.5 Vacation; Paid Time-off.  During the Executive’s employment with Company pursuant to this Agreement, the Executive will be entitled to four weeks (4) paid vacation per fiscal year consistent with the Company’s vacation policy currently in effect from time to time.  The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.6Business Expenses.  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

5.Termination of Employment.  This Agreement and the Executive's employment hereunder are for no definite or determinable period of time and may be terminated by either the Company or the Executive at any time and for any reason subject to the provisions of this Section 5.  Upon termination of this Agreement and the Executive’s employment hereunder, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1Termination by the Company for Cause or by the Executive without Good Reason.

(a)The Executive's employment hereunder may be terminated by the Company immediately for Cause (as defined below) or by the Executive without Good Reason (as defined below).  If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)any unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, if the Executive was still employed by the Company on the date specified in Section 4.2(b) above; provided further that, if the Executive's employment is terminated by the Company for Cause, then any such unpaid Annual Bonus shall be forfeited;

(iii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's Employee Benefit Plans as of the Termination Date; provided, however, that, if the Executive’s employment is terminated by the Company for Cause, the Executive will not be entitled to any unvested equity and shall forfeit any vested equity compensation not already received by the Executive.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(c)For purposes of this Agreement, "Cause"  shall mean:

(i)the Executive's failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or disability);

(ii)the Executive's failure to comply with any valid and legal directive of the CEO and President consistent with the role and responsibilities of the Chief Commercial Officer;

(iii)the Executive's engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude or results in harm to the Company or its affiliates;

(vi)the Executive's breach of the duty of loyalty or breach of fiduciary duty;

(vii)the Executive's unauthorized disclosure of Confidential Information (as defined below);

(viii)the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Executive’s employment with the Company.

5.2Termination by the Company Without Cause or by the Executive for Good Reason.

(a)This Agreement and the Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason in accordance with the provisions set forth herein.  In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive's compliance with Sections 6 through 9 of this Agreement and his execution of a general release of claims in favor of the Company and all of its related entities and individuals (the "Release"), which shall include a re-affirmation of Executive’s non-disparagement obligation and his obligation to comply with Sections 6 through 9 of this Agreement and such Release becoming effective within the number of days permitted under applicable law following the Termination Date (the “Release Effective Date”), the Executive shall be entitled to receive the following:

(i)continued Base Salary for twelve (12) months following the Termination Date payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence on the Company’s regular pay day for the pay period immediately following the pay period that includes the Release Effective Date;

(ii)any unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date if the Executive was still employed by the Company on the last day of the preceding fiscal year;

(iii)a pro-rated payment equal to the Executive’s target bonus for the year in which the Termination occurs as defined in section 4.2(a) hereof multiplied by the percentage of days the Executive was employed by the Company in the year of termination, and payable as and when such bonuses are normally paid for other executives of the Company; and

(iv)if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives.  Such reimbursement shall be paid to the Executive on the fifteenth of the month immediately following the month in which the Executive timely remits the premium payment.  The Executive shall be eligible to receive such reimbursement until the earliest of:  (i) the twelve (12) month anniversary of the Termination Date; (ii) the date the Executive (in the case of his) or any of his dependents, such dependent, is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive (in the case of his) or any of his dependents, such dependent, becomes eligible to receive substantially similar coverage from another employer or other source.

(v)acceleration of any unvested equity compensation, exercisable for a period of two years from the Termination Date, with all other terms and conditions in accordance with the terms of the Company’s applicable equity compensation plans and grant agreements.

(b)For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Executive’s employment under this Agreement without the Executive's written consent:

(i)a reduction in the Executive's Base Salary  other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)a relocation of the Executive's principal place of employment outside of the metropolitan area where the Executive has his principal business office;

(iii)any material breach by the Company of any material provision of this Agreement; or

(iv)a material, adverse change in the Executive's authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances.  If the Company has not cured such Good Reason within thirty (30) days of such notice, the Executive shall have up to thirty (30) days after such cure period to terminate his employment hereunder for Good Reason.  If the Executive does not provide written notice to the Company to terminate his employment for Good Reason within the time period specified herein, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.3Death or Disability.

(a)The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Executive’s employment under this Agreement, and the Company may terminate the Executive's employment on account of the Executive's Disability (as defined below).

(b)If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)pay for any of the Executive’s accrued but unpaid Base Salary and the Executive’s accrued but unused vacation as of the date of death or Disability;

(ii)any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Executive’s date of death or Disability, if the Executive was still employed by the Company on the last day of the preceding fiscal year;

(iii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's Employee Benefit Plans as of the date of the Executive’s death or Disability.

(c)For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company's long-term disability plan, or if there is no such plan, the Executive's inability, due to physical or mental incapacity, to substantially perform all of the essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof.  Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4Change in Control Termination.

(a)Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company (or its successor) without Cause (other than on account of the Executive's death or Disability)  within the period commencing ninety (90) days immediately prior to a Change in Control of the Company and ending twelve (12) months immediately following a Change in Control, subject to the Executive's compliance with Sections 6 through 9 of this Agreement and his execution of the Release and reaffirmations referred to in Section 5.2, the Executive shall receive the following:

(i)all items of compensation set forth in Section 5.2(a)(i-iv); and

(ii)acceleration of unvested equity compensation in accordance with the terms of the Company’s applicable equity compensation plans and grant agreements.

(b)For purposes of this Agreement, "Change in Control"  shall have the meaning set forth in the Company’s applicable equity plans and grant agreements.

5.5Notice of Termination.  Any termination of the Executive's employment hereunder by the Company or by the Executive during the Executive’s employment under this Agreement (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 25 of this Agreement.  The Notice of Termination shall specify:

(a)The termination provision of this Agreement relied upon;

(b)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)The applicable Termination Date.

5.6Termination Date.  The Executive's "Termination Date"  shall be:

(a)If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is specified in the Company’s Notice of Termination after it is determined that the Executive has a Disability;

(c)If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten (10) business days following the date on which the Notice of Termination is delivered; provided that during said notice period, the Company shall have the right to change or eliminate the Executive’s duties within its discretion, which shall not be deemed a Good Reason hereunder;

(e)If the Executive terminates  employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than ten (10) business days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ten (10) day notice period without further accrual or payment of salary or benefits upon written notice to the Executive, and the Executive's Termination Date shall be the date determined in such notice by the Company;

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.7Resignation of All Other Positions.  Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.8Section 280G.

(a)If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this Section 5.9 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)Unless the Company and the Executive otherwise agree, all calculations and determinations under this Section 5.8 shall be made by an independent accounting firm whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the accounting firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and the Executive shall furnish the accounting firm with such information and documents as the accounting firm may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the accounting firm may reasonably incur in connection with its services as contemplated by this provision.

6.  Cooperation.  The parties agree that certain matters in which the Executive will be involved during his employment with the Company may necessitate the Executive's cooperation in the future.  Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Company’s CEO and President, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7.  Confidential Information.  The Executive understands and acknowledges that during his  employment with the Company, he will have access to and learn about Confidential Information, as defined below.

7.1Confidential Information Defined; Restrictions.

(a)    Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  business processes, methods, policies, plans, publications, documents, research, operations, strategies, techniques, contracts, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems,  software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, design information, payroll information and staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, product plans, designs, models, ideas, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer or client information or lists, manufacturing information, distributor lists, and buyer lists of the Company, and any information about or from any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include (i) information that is or becomes publicly known to others who are not under a confidentiality obligation to the Company, without breach by the Executive of Section 7.1 (c) below or (ii) information provided to the Executive by a third party who is not under a confidentiality obligation benefitting the Company or others with respect to the information.

(b)Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of diversified therapeutics and medical devices for men’s and women’s reproductive health and oncology.  The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information.  This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)Disclosure and Use Restrictions.

The Executive agrees and covenants:  (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the CEO and President acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the CEO and President acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to Company’s General Counsel.  While complying with this Section 7.1 to the greatest extent possible, nothing herein prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency from or making other disclosures under the whistleblower provisions of federal or state law or regulation. Executive is not required to notify the Company if Executive makes such reports or disclosures.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

8.    Restrictive Covenants.

8.1Acknowledgement.  The Executive understands that the nature of the Executive's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special or extraordinary because of his knowledge, experience and expertise in the areas and disciplines for which the Company has chosen to employ him.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2Non-competition.  Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Executive’s employment with the Company and for the period of one (1) year beginning on the last day of the Executive's employment with the Company (the “Restricted Period”), whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the general areas of diversified therapeutics and medical devices for men’s and women’s reproductive health and oncology, but limited to those specific fields where the Company is selling a commercial product.  By way of example, if the Company is selling:   MSS-722, the applicable Prohibited Activity field would be male infertility; Tamsulosin DRS or equivalent, the BPH field, APP-111 for prostate cancer but not yet selling for breast cancer or ovarian cancer, the prostate cancer field only (collectively the “Prohibited Field”).

8.3 Prohibited Activity.    For purposes of this Section 8,  "Prohibited Activity" is activity in which the Executive contributes his knowledge, services and/or financial support, directly or indirectly, in whole or in part, as an owner, operator, manager, advisor, lender, investor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the Prohibited Field.  Prohibited Activity also includes activity that may require or inevitably requires disclosure of Company trade secrets or other Confidential Information.    Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

8.4Non-solicitation of Employees. The Executive agrees that the Company has made a substantial investment in its employees in order to retain their services and valuable contribution to its business, and to minimize turnover and recruitment training time and cost.  Therefore, to protect this legitimate interest of the Company, the Executive agrees and covenants not to directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Restricted Period.

8.5Non-solicitation of Customers.  The Executive agrees that the Company has made a substantial investment in order to develop and maintain valuable relationships with its customers and prospective customers.  The Executive further agrees that the Company has long-standing relationships with its customers and that but for the Executive’s employment with the Company, the Executive would not have had access to its customers.  Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company he will have access to the Company’s customers and customers and prospective customers and learn about much or all of the Company's customer information.  "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales or services provided by the Company, whether Confidential Information or otherwise.

The Executive understands and acknowledges that loss of customer or prospective customer relationships and/or goodwill will cause significant and irreparable harm to the Company.

Therefore, to protect these legitimate interests of the Company, Executive agrees and covenants, during Restricted Period, not to directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with or provide any services to the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

The restrictions in this Section 8.5 shall only apply to:

(a)Customers or prospective customers the Executive contacted in any way during the past one (1) year prior to the Executive’s last day of employment with the Company; or

(b)Customers or prospective customers about whom the Executive has trade secret or other Confidential Information; or

(c)Customers under the Executive’s supervisory or sales purview who became customers during the Executive's employment with the Company.

8.6Non-interference with Other Business Relationships.  The Executive agrees and covenants, during the Restricted Period, not to directly or indirectly, on Executive’s own behalf or on behalf of any other person, interfere with or cause disruption in any way to the Company’s contracts or relationships with its business partners, including, but not limited to, vendors, suppliers, manufacturing sources, and IT consultants.

8.7Extension of Restricted Period.  The Executive agrees that should he breach any of his covenants in this Section 8, the Restricted Period shall be extended by the length of any period of such breach.

9.    Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to Company’s SVP Corporate Development and Legal.

10.   Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Sections 7 through 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 7 through 9 of this Agreement or the Company's enforcement thereof.

11.    Remedies. In the event of a breach or threatened breach by the Executive of any of Sections 7 through 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.  In the event, the Executive breaches any of his obligations contained in any of Sections 7 through 9, the Company shall be entitled to an award of its costs, reasonable attorneys’ and expert witness fees, and out-of-pocket expenses incurred in obtaining a judgment or order against the Executive in addition to any to other relief awarded to the Company.

12.    Waiver of Defenses.  The Executive agrees that in the event the Company brings an action for injunctive or other relief for any alleged violation by the Executive of any of Sections 7 through 9 above, the Executive will not raise any defense to such action or the relief sought by the Company on the grounds that the Company terminated the Executive’s employment in bad faith or committed any breach of this Agreement or any other agreement between the parties, and Employee hereby waives any such defenses in any such action.

13.   Work Product and Intellectual Property Protection.

13.1Work Product. The Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"),  as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"),  shall be the sole and exclusive property of the Company.

13.2Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  The Company’s rights under this Section 13.2 are in addition to, and not in lieu of, any substantive protections the Company may have under any law.

13.3Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

13.4No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

14.    Security.

14.1Security and Access.  The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, facilities access, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company IT resources and communication technologies (collectively, "Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2Exit Obligations.  Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including but limited to, keys, access cards, identification cards, Company credit cards, computers smartphones, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, thumb drives and other removable information storage devices, hard drives, and data and all Company  documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.

15.  Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, county of Dade.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive any defenses relating to personal jurisdiction, improper venue or inconvenient forum with respect to any such action or proceeding.

16. Entire Agreement.  Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.    Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO and President of the Company.  No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.    Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

19.    Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.   Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.    Section 409A.

21.1The Parties’ Intent.  The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt for Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and this Agreement and any associated documents shall be interpreted and construed in a manner the establishes an exemption from (or compliance with Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A.  If for any reason, such imprecision in drafting, any provision of this Agreement (or any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment as an exemption from (or compliance with Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent, as determined in the discretion of the Company.

21.2Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following termination of employment unless such termination is a “Separation of Service” with the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or the like shall mean a separation of service.  The determination of whether and when a separation of service has occurred for purposes of this Agreement shall be made in in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

21.3Reimbursements.  Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409a, including, without limitation, that in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later that the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred.

21.4Payments.  For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent that such payment is subject to Code Section 409A.

21.5No Company Warranties.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions in this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

22.    Notification to Subsequent Employer.  When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement.  The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer.  In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer.

23.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24.   Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

The Female Health Company d/b/a Veru Healthcare

4400 Biscayne Blvd

Suite 888

Miami, FL 33137

Attention:  SVP Corp. Dev. & Legal

If to the Executive:

Mr.  Brian J. Groch

3900 Simon Ridge Court

Cedar Park, TX 78613

25.    Representations of the Executive.  The Executive represents and warrants to the Company that:

(a)  The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound; and

(b)  The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

26.    Withholding.  The Company shall have the right to withhold from any amount payable hereunder any federal, state and/or local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.    Survival.  Upon the termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.    Acknowledgement of Full Understanding.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE FEMALE HEALTH COMPANY d/b/a VERU HEALTHCARE
By /s/ Mitchell S. Steiner Mitchell S. Steiner, MD, FACS CEO and President

Mr. Brian J. Groch
Signature: /s/Brian J. Groch